UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

April 3, 2023 (March 31, 2023)
Date of Report (Date of earliest event reported)

HESKA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-22427	77-0192527
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3760 Rocky Mountain Avenue, Loveland, Colorado 80538
(Address of principal executive offices, including zip code)

(970) 493-7272
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value	HSKA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Merger Agreement

On March 31, 2023, Heska Corporation, a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Antech Diagnostics, Inc., a California corporation (“Acquiror”), Helsinki Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Acquiror (“Merger Sub”), and, solely for purposes of Section 9.15 of the Merger Agreement, Mars, Incorporated, a Delaware corporation (“Parent”).

The Merger Agreement provides that, subject to the terms and conditions set forth therein, at the effective time of the Merger (the “Effective Time”), (1) Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and wholly owned subsidiary of Acquiror, and (2) each share of public common stock, par value $0.01 per share, of the Company (“Common Stock”) issued and outstanding immediately prior to the Effective Time (other than shares of Company Restricted Stock (as defined below), shares owned by the Company, any of the Company’s subsidiaries, Parent, any of Parent’s subsidiaries (including Acquiror, any of Acquiror’s subsidiaries and Merger Sub), or by stockholders who have properly exercised and perfected appraisal rights under Delaware law) will be automatically cancelled and converted into the right to receive $120.00 per share in cash, without interest (the “Merger Consideration”).

Pursuant to the Merger Agreement, as of the Effective Time, (1) each option to purchase shares of Common Stock (each, a “Company Option”) that is outstanding and unexercised as of immediately prior to the Effective Time (whether vested or unvested and whether subject to service-based or performance-based vesting conditions), (i) will be deemed to be fully vested (including with respect to any performance-based vesting requirements), and (ii) will be converted into the right to receive an amount, in cash, without interest, equal to the product of (A) the total number of shares of Common Stock subject to such Company Option (after giving effect to (1)(i) of this paragraph) and (B) the excess, if any, of the Merger Consideration over the exercise price per share of Common Stock set forth in such Company Option, (2) each share of Common Stock subject to vesting or forfeiture (“Company Restricted Stock”) that is outstanding as of immediately prior to the Effective Time, (i) will be deemed to be fully vested (including with respect to any performance-based vesting requirements), and (ii) will be converted into the right to receive an amount, in cash, without interest, equal to the product of (A) the number of shares of Company Restricted Stock held by such holder (after giving effect to (2)(i) of this paragraph) and (B) the Merger Consideration and (3) each Company restricted stock unit (“Company RSU”) that is outstanding as of immediately prior to the Effective Time, (i) will be deemed to be fully vested (including with respect to any performance-based vesting requirements, but excluding certain Company performance-based RSUs that were granted in 2023, which will vest at the greater of target or actual level of performance) as to the number of shares of Common Stock issuable pursuant to such Company RSU, and (ii) will be converted into the right to receive an amount, in cash, without interest, equal to the product of (A) such number of shares of Common Stock issuable pursuant to such Company RSU held by such holder (after giving effect to (3)(i) of this paragraph) and (B) the Merger Consideration.

The Board of Directors of the Company (the “Board”) has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger.

The Company, Acquiror and Merger Sub each have made customary representations, warranties and covenants in the Merger Agreement. Among other things, the Company has agreed (1) to conduct its business in the ordinary course and consistent with past practice during the period between the execution of the Merger Agreement and the closing of the Merger (the “Closing”), and not to take certain actions prior to the Closing without the prior written consent of Acquiror (which consent will not be unreasonably withheld, conditioned or delayed), (2) to convene and hold a meeting of its stockholders for the purpose of obtaining the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock (the “Company Stockholder Approval”) and (3) subject to certain exceptions, not to (i) solicit alternative acquisition proposals from third parties or to provide non-public information to, and enter into discussions or negotiations with, third parties regarding alternative acquisition proposals or (ii) change, qualify, withhold, withdraw or modify in a manner adverse to Acquiror the recommendation of the Board that the Company’s stockholders adopt the Merger Agreement. Subject to certain limitations as set forth in the Merger Agreement, each of the Company, Acquiror and Merger Sub has agreed to use their respective reasonable best efforts to obtain all required regulatory approvals.

The Closing is subject to receipt of the Company Stockholder Approval. The Closing is also subject to other customary conditions, including (1) the absence of any order or law that prohibits, enjoins or makes illegal the consummation of the Merger, (2) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and receipt of all other clearances or approvals under other applicable antitrust laws, (3) the accuracy of the representations and warranties contained in the Merger Agreement (subject to certain materiality and material adverse effect qualifications) and compliance with the covenants and agreements in the Merger Agreement in all material respects by the parties to the Merger Agreement, and (4) in the case of Acquiror and Merger Sub, the absence of a material adverse effect relating to the Company.

The Merger Agreement contains certain termination rights, including the right of either the Company or Acquiror to terminate the Merger Agreement if the Merger is not consummated by April 1, 2024 (subject to extension for up to an additional six months if all of the conditions to the Closing, other than the conditions related to obtaining regulatory approvals, have been satisfied). The Merger Agreement also provides for certain termination rights for each of the Company and Acquiror, and provides that, upon termination of the Merger Agreement under certain specified circumstances, Acquiror would be required to pay a termination fee of $60 million to the Company, and under other specified circumstances, the Company would be required to pay to Acquiror a termination fee of $45 million.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference. The Merger Agreement has been included as an exhibit to this Current Report on Form 8-K to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent, Acquiror, Merger Sub or their respective subsidiaries. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk among the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Stockholders should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Earn-Out Amendment and Settlement Agreement

On March 31, 2023, in connection with the execution of the Merger Agreement, the Company entered into an amendment (the “Purchase Agreement Amendment”) to that certain Sale and Purchase Agreement, dated as of November 1, 2021, by and among the Company, Heska GmbH, a wholly-owned subsidiary of the Company, F2 Beteiliguns GmbH & Co. KG, F3P GmbH, Mr. Ingo Fraedrich, and Mr. Thomas Fraedrich (the “Purchase Agreement”), pursuant to which the terms of the earnout payments in the Purchase Agreement were amended to provide that (i) to the extent an earnout milestone is achieved, the earnout payment will be settled in cash instead of shares of Common Stock, (ii) a portion of the earnout payment will be accelerated and become payable within 20 days of the Closing, and (iii) the other earnout payments will be paid upon achieving one or more earnout milestones. The Purchase Agreement Amendment will be automatically terminated and be of no further force and effect if (i) the Merger Agreement is terminated by either party thereto according to the terms thereof or (ii) the Merger fails to occur for any reason.

The foregoing description of the Purchase Agreement Amendment does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement Amendment, which is filed as Exhibit 2.2 to this Current Report on Form 8-K and is incorporated herein by reference. The Purchase Agreement Amendment has been included as an exhibit to this Current Report on Form 8-K to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company or any other parties to the Purchase Agreement Amendment.

Item 8.01	Other Events.

Voting Agreement

In connection with the execution of the Merger Agreement, Acquiror has entered into a voting agreement (each, a “Voting Agreement”) with each of (1) Kevin S. Wilson, the Chief Executive Officer and President of the Company, and certain individual, trust and other entities affiliated with or related to Mr. Wilson, and (2) David E. Sveen, a director of the Company, and certain entities affiliated with Mr. Sveen. Each Voting Agreement provides that the signatories thereto will generally vote their shares in favor of the adoption of the Merger Agreement and against any alternative proposal. Each Voting Agreement terminates upon the earliest to occur of (i) the termination of the Merger Agreement, (ii) the mutual written consent of the parties thereto and (iii) the receipt of the Company Stockholder Approval. The foregoing description of each Voting Agreement does not purport to be complete and is qualified in its entirety by reference to the form of Voting Agreement, which is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Press Release

On April 3, 2023, the Company and Parent jointly issued a press release in connection with the Merger. A copy of the press release is attached hereto as Exhibit 99.2 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

2.1
Agreement and Plan of Merger, dated as of March 31, 2023, by and among Heska Corporation, Antech Diagnostics, Inc., Helsinki Merger Sub LLC and, solely for purpose of Section 9.15 of the Merger Agreement, Mars, Incorporated*

2.2
Earn-Out Amendment and Settlement Agreement, dated as of March 31, 2023, by and among Heska Corporation, Heska GmbH, F2 Beteiliguns GmbH & Co. KG, F3P GmbH, Mr. Ingo Fraedrich and Mr. Thomas Fraedrich**

99.1	Form of Voting Agreement
99.2	Press Release, dated April 3, 2023, jointly issued by Heska Corporation and Mars, Incorporated
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted schedules and exhibits upon request by the U.S. Securities and Exchange Commission.

** Certain confidential information contained in this exhibit has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed. Additionally, certain personally identifiable information has been omitted from this exhibit pursuant to Item 601(a)(6) under Regulation S-K.

Forward-Looking Statements

This Current Report on Form 8-K includes statements that are forward-looking statements made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the proposed acquisition of the Company, stockholder and regulatory approvals, the expected timetable for completing the proposed transaction and any other statements regarding the Company’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements.  These risks and uncertainties include, but are not limited to: failure to obtain the required vote of the Company’s stockholders in connection with the proposed transaction; the timing to consummate the proposed transaction and the risk that the proposed transaction may not be completed at all or the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; the risk that the conditions to closing of the proposed transaction may not be satisfied or waived; the risk that a governmental or regulatory approval that may be required for the proposed transaction is not obtained or is obtained subject to conditions that are not anticipated; potential litigation relating to, or other unexpected costs resulting from, the proposed transaction; legislative, regulatory and economic developments; and the diversion of management’s time on transaction-related issues. The Company can give no assurance that the conditions to the proposed transaction will be satisfied, or that it will close within the anticipated time period.

All statements, other than statements of historical fact, should be considered forward-looking statements made in good faith by the Company, as applicable, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this Current Report on Form 8-K, or any other documents, words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “project,” “seek,” “strategy,” “target,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on the beliefs and assumptions of management at the time that these statements were prepared and are inherently uncertain. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. These risks and uncertainties, as well as other risks and uncertainties that could cause the Company’s actual results to differ materially from those expressed in the forward-looking statements, are described in greater detail under the heading “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the United States Securities and Exchange Commission (the “SEC”) and in any other SEC filings made by the Company.  The Company cautions that these risks and factors are not exclusive. Management cautions against putting undue reliance on forward-looking statements or projecting any future results based on such statements or present or prior earnings levels. Forward-looking statements speak only as of the date of this Current Report on Form 8-K, and the Company does not undertake any obligation to update or supplement any forward-looking statements to reflect actual results, new information, future events, changes in its expectations or other circumstances that exist after the date as of which the forward-looking statements were made.

Additional Information about the Merger and Where to Find It

In connection with the Merger, the Company expects to file a proxy statement, as well as other relevant materials, with the SEC. Following the filing of the definitive proxy statement with the SEC, the Company will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the proposed transaction. This Current Report on Form 8-K is not intended to be, and is not, a substitute for the proxy statement or any other document that the Company may file with the SEC in connection with the Merger. THE COMPANY URGES INVESTORS TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS FILED WITH THE SEC (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE MERGER.  Investors will be able to obtain free copies of the proxy statement (when available) and other documents that will be filed by the Company with the SEC at http://www.sec.gov, the SEC’s website, or from the Company’s website (https://ir.heska.com). In addition, the proxy statement and other documents filed by the Company with the SEC (when available) may be obtained from the Company free of charge by directing a request to Investor Relations at https://ir.heska.com.

Participants in the Solicitation

This Current Report on Form 8-K does not constitute a solicitation of proxy, an offer to purchase or a solicitation of an offer to sell any securities. The Company, its directors and certain of its officers and employees, may be deemed to be participants in the solicitation of proxies from Company stockholders in connection with the Merger. Information about the Company’s directors and executive officers is set forth in its definitive proxy statement for its 2023 annual meeting of stockholders filed with the SEC on March 21, 2023. To the extent the holdings of Company securities by Company directors and executive officers have changed since the amounts set forth in the proxy statement for its 2023 annual meeting of stockholders, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. These documents may be obtained free of charge at the SEC’s web site at www.sec.gov and on the Investor Relations page of the Company’s website located at https://ir.heska.com. Additional information regarding the interests of participants in the solicitation of proxies in connection with the Merger will be included in the proxy statement that the Company expects to file in connection with the Merger and other relevant materials the Company may file with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HESKA CORPORATION (REGISTRANT)

By:	/s/ Christopher Sveen
Christopher Sveen
Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary

Dated: April 3, 2023